UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2021

PLAYA HOTELS & RESORTS N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	1-38012	98-1346104
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Prins Bernhardplein 200 1097 JB Amsterdam, the Netherlands	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: Tel: +31 20 571 12 02

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Ordinary Shares, €0.10 par value	PLYA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events

On January 6, 2021, Playa Hotels & Resorts N.V. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Deutsche Bank Securities Inc., as representative of the several underwriters named therein (the “Underwriters”), and Jamziv Mobay Jamaica Portfolio Limited, a fund affiliated with Sagicor Group Jamaica Portfolio Limited (the “Selling Shareholder”), pursuant to which the Company and the Selling Shareholder agreed to offer and sell 25,000,000 and 10,000,000 ordinary shares, €0.10 par value (the “Ordinary Shares”), of the Company, respectively, to the Underwriters at a price of $4.80 per share. Pursuant to the terms of the Underwriting Agreement, the Company and the Selling Shareholder also granted to the Underwriters a 30-day option to purchase up to an additional 3,750,000 Ordinary Shares from the Company and up to an additional 1,499,000 Ordinary Shares from the Selling Shareholder, respectively, at a price of $4.80 per share, which the Underwriters exercised on January 7, 2021. The offering is expected to close on January 11, 2021, subject to customary closing conditions.

The Company estimates that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, will be approximately $137.6 million. The Company intends to use the net proceeds from the offering to repay the amount outstanding under its revolving credit facility (“Revolving Credit Facility”) and for general corporate purposes. The Company will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholder.

The offer and sale of the Ordinary Shares sold in the offering were registered under the Securities Act of 1933, as amended, pursuant to two effective shelf registration statements on Form S-3 (Registration Nos. 333-249413 and 333-225756) filed with the Securities and Exchange Commission. The offer and sale of the Ordinary Shares in the offering are described in the Company’s prospectuses constituting a part of the registration statements, as supplemented by a final prospectus supplement, dated January 6, 2021.

The Underwriting Agreement contains customary representations and warranties of the parties, and indemnification and contribution provisions under which the Company and the Selling Shareholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Some of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, as described above, the Company currently intends to use a portion of the net proceeds from the sale of the Ordinary Shares sold by the Company in the offering to repay the amount outstanding under the Revolving Credit Facility. Certain of the Underwriters or their respective affiliates are lenders under the Revolving Credit Facility. As a result, such Underwriters or their respective affiliates will receive their proportionate shares of the net proceeds to the Company from the offering used to repay the amount outstanding under the Revolving Credit Facility.

The above description of the Underwriting Agreement does not purport to be a complete summary of and is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated January 6, 2021 by and among Playa Hotels & Resorts N.V., Jamziv Mobay Jamaica Portfolio Limited and Deutsche Bank Securities Inc., for itself and as representative for the several underwriters named therein

5.1	Opinion of NautaDutilh N.V. as to the validity of the Ordinary Shares

23.1	Consent of NautaDutilh N.V. (included in the opinion filed as Exhibit 5.1)

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL Document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAYA HOTELS & RESORTS N.V.

Date: January 8, 2021	By:	/s/ Ryan Hymel
Ryan Hymel
Chief Financial Officer